Exihibit 10.3

EXECUTION COPY

INVESTMENT NUMBER 10296

Amended and Restated C Loan Agreement

among

PRICESMART, INC.,

PSMT CARIBE, INC.,

PSMT TRINIDAD/TOBAGO LIMITED,

and

INTERNATIONAL FINANCE CORPORATION

Dated as of January 26, 2001

As Amended and Restated on September 15, 2004

C LOAN AGREEMENT

AGREEMENT, dated as of January 26, 2001, as AMENDED AND RESTATED on September 15, 2004, among:

(1)	PRICESMART INC., a company organized and existing under the laws of the State of Delaware, U.S.A. (“PriceSmart”);

(2)	PSMT CARIBE, INC., a company organized and existing under the laws of the Territory of the British Virgin Islands (“Caribe”);

(3)	PSMT TRINIDAD/TOBAGO LIMITED, a company organized and existing under the laws of the Republic of Trinidad and Tobago (“PSMT Trinidad and PriceSmart, Caribe and PSMT Trinidad are collectively referred to herein as the “Co-Borrowers”); and

(4)	INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries (“IFC”).

WHEREAS:

(A) By a Loan Agreement dated January 26, 2001, among the Co-Borrowers and IFC, as amended (the “Loan Agreement”), IFC has agreed, subject to the terms and conditions thereof, to lend to the Co-Borrowers the sum of up to twenty-two million Dollars ($22,000,000) (the “A Loan”). The Co-Borrowers hereby acknowledge that the A Loan has been fully disbursed.

(B) By a C Loan Agreement dated January 26, 2001, among the Co-Borrowers and IFC, as amended (the “Original C Loan Agreement”), IFC has agreed, subject to the terms and conditions thereof, to lend to the Co-Borrowers the sum of up to ten million Dollars ($10,000,000) (the “C Loan”). The Co-Borrowers hereby acknowledge that the C Loan has been fully disbursed.

(C) The Co-Borrowers and IFC desire to amend and restate the Original C Loan Agreement on the terms and conditions of this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Definitions. Wherever used in this Agreement, unless the context shall otherwise require, terms defined in the Loan Agreement shall have the respective meanings therein set forth.

Section 1.02. Interpretation. (a) In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting persons include corporations and partnerships, and references to a specified Article or Section shall be construed as a reference to that specified Article or Section of this Agreement.

(b) In each part of this Agreement, the headings and the Index are inserted for convenience of reference only and shall not be used to define, interpret or limit any of the provisions of this Agreement.

ARTICLE II

Agreement for the C Loan

Section 2.01. Amount. Subject to the terms and conditions of this Agreement, IFC agrees to lend to the Co-Borrowers and the Co-Borrowers agree jointly and severally to borrow from IFC the C Loan, that is, the amount of up to ten million Dollars ($10,000,000).

Section 2.02. Interest. (a) The C Loan shall accrue interest (the “C Loan Interest”) in respect of each Interest Period at a rate per annum which shall be the sum of four per cent (4.0%) per annum and LIBOR, on the Interest Determination Date for such Interest Period for six months (or, in the case of the first Interest Period, for one month, two months, three months or six months, whichever period is closest to the duration of the relevant Interest Period or, if two periods are equally close to the duration of the relevant Interest Period, the longer one) (the “C Loan Interest Rate”).

(b) The C Loan Interest shall be determined on each Interest Determination Date and shall be paid on each Interest Payment Date as provided by the terms of the Loan Agreement, mutatis mutandis.

Section 2.03. Fees. (a) The Co-Borrowers shall pay to IFC in Dollars a front-end fee of one hundred thousand Dollars ($100,000) in respect of the C Loan to be paid within thirty (30) days after the date of this Agreement (but, in any event, prior to the disbursement of the C Loan);

(b) The Co-Borrowers shall also pay to IFC a commitment fee of one-half of one per cent ( 1/2%) per annum on that part of the C Loan which from time to time has not been disbursed or cancelled. The commitment fee shall:

(i)	begin to accrue on the date of this Agreement;

(ii)	be pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iii)	be payable semi-annually, in arrears, on the Interest Payment Dates in each year, the first such payment to be due on March 15, 2001.

Section 2.04. Disbursement. (a) Subject to Section 5.01 (a)(i), (b), (c), (d)(i) (other than with respect to the OPIC Loan) through (d)(v), (e), (f) (other than legal opinions relating to the movable and immovable assets in jurisdictions other than El Salvador and the Dominican Republic), (g), (h), (i), (j), (l), (m), (n) and (o) of the Loan Agreement, the disbursement of the full amount of the C Loan shall be made in one lump sum prior to or simultaneously with the first disbursement of the A Loan, but in no event later than July 26, 2001, at PriceSmart’s bank account in New York, New York for further credit to the Co-Borrowers’ respective accounts at a bank in the Countries, or any other place acceptable to IFC, or to the credit of the Co-Borrowers’ existing creditors, all as specified by the Co-Borrowers in the C Loan Disbursement request.

(b) Notwithstanding any provision in this Agreement, each of PSMT Caribe and PSMT Trinidad irrevocably appoints and designates PriceSmart as its agent for the purpose of receiving any notice or request and further authorizes PriceSmart to make the request provided in Section 2.04(a) or any other request permitted to be made by the Co-Borrowers under this Agreement, to receive all disbursements to be made hereunder, to sign the receipts provided for in Section 2.04(a), and to take any other action required or permitted to be taken on its behalf under this Agreement.

Section 2.05. Repayment. (a) The Co-Borrowers shall repay the C Loan on the following dates and in the following amounts:

Date Payment Due	Principal Amount Due
March 15, 2005	$833,333
September 15, 2005	833,333
March 15, 2006	833,333
September 15, 2006	833,333
March 15, 2007	833,333
September 15, 2007	833,333
March 15, 2008	833,333
September 15, 2008	833,333
March 15, 2009	833,333
September 15, 2009	833,333
March 15, 2010	833,333
September 15, 2010	833,337
$10,000,000

(b) The dates for repayment of principal of the A Loan are intended to coincide with the Interest Payment Dates.

(c) Upon each Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the table in Section 2.05(a) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in that table (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).

Section 2.06. Prepayment. (a) The C Loan may be prepaid on any Interest Payment Date on not less than forty-five (45) days’ prior notice to IFC, subject to the following terms and conditions:

(i)	for a partial prepayment, such prepayment is in an amount not less than three million Dollars ($3,000,000);

(ii)	the Co-Borrowers simultaneously pay all accrued interest on the amount of the C Loan to be prepaid together with all other amounts then payable under this Agreement; and

(iii)	if IFC so requires, the Co-Borrowers deliver to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all governmental approvals necessary in respect of the prepayment have been obtained.

Section 2.07. Late Payment Charge. If the Co-Borrowers fail to make any payment under this Agreement when due, the Co-Borrowers shall pay to IFC a late payment charge determined in accordance with Section 3.04 of the Loan Agreement, mutatis mutandis, at the rates of (i) two per cent (2%) above the relevant C Loan Interest Rate, in effect from time to time in respect of any amount overdue (other than principal) relating to the C Loan, and (ii) two per cent (2%) on any overdue amount of principal of the C Loan or, in each case, such higher rate (not to exceed five per cent (5%) above the relevant C Loan Interest Rate in effect from time to time) of default interest as is charged to the Co-Borrowers by other lenders.

Section 2.08. General. (a) Except as otherwise expressly provided in this Agreement, all the provisions of Sections 3.08, 3.09, 3.10, 3.11(a)(ii) and (b), 3.14 and 3.15 of the Loan Agreement and Articles IV, V (to the extent set forth in Section 2.04 hereof), VI, VII and VIII of the Loan Agreement shall apply mutatis mutandis to the C Loan as if each reference therein to the A Loan and Loan Agreement is a reference as well to the C Loan and this Agreement, respectively, unless the context otherwise requires; accordingly, such provisions are incorporated herein by reference and this Agreement shall be construed and interpreted accordingly.

(b) For the avoidance of doubt, any Event of Default or Potential Event of Default in respect of the A Loan shall constitute an Event of Default or Potential Event of Default in respect of the C Loan.

ARTICLE III

Miscellaneous

Section 3.01. Duration. This Agreement shall continue in force until all monies payable hereunder shall have been fully paid in accordance with the provisions hereof.

Section 3.02. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In seeking proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

PRICESMART INC.

By:	/s/ John Heffner
Name:	John Heffner
Title:	Executive V.P./CFO

PSMT CARIBE, INC.

By:	/s/ Atul Patel
Name:	Atul Patel
Title:	Director/Treasurer

PSMT TRINIDAD/TOBAGO LIMITED

By:	/s/ Ernesto Grijalva
Name:	Ernesto Grijalva
Title:	Director/Secretary

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Stanley Greig
Name:	Stanley Greig
Title:	Manager, Latin America and Caribbean Credit and Portfolio Division, Global Manufacturing Services Department